Registration No. 333-165138
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment NO. 4 to
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Crude Carriers Corp.
(Exact Name of Registrant as Specified in Its Charter)

Republic of The Marshall Islands	4412	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)
Crude Carriers Corp.
3 Iassonos Street,
185 37 Piraeus
Greece
+30 210 458 4950
(Address, including zip code, and
telephone number, including area
code, of Registrant’s principal
executive offices)

CT Corporation System
111 Eighth Avenue
New York, NY 10011
(212) 894-8800
(Name, address, including zip code,
and telephone number, including
area code, of agent for service)
Copies to:

Jay Clayton, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 (212) 558-3445 (telephone number) (212) 558-3588 (facsimile number)	Gregory M. Shaw, Esq. Cravath, Swaine & Moore LLP CityPoint, One Ropemaker Street London, EC2Y 9HR, England +44 207 453 1000 (telephone number) +44 207 860 1150 (facsimile number)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

	Proposed Maximum
Title of Each Class of	Aggregate Offering	Amount of
Securities to be Registered	Price(2)(3)	Registration Fee
Common Stock, par value $0.0001 per share(1)	$310,500,000	$22,138.65*

*	Previously paid.

(1)	In accordance with Rule 457(o) of the Securities Act, the number of shares of Common Stock being registered and the proposed maximum offering price per share are not included in this table.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.
(3)	Includes Common Stock that may be sold pursuant to the underwriters’ over-allotment option.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Crude Carriers Corp.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of Directors and Officers.

The amended and restated bylaws of the Registrant will provide that every director and officer of the Registrant shall be indemnified out of the funds of the Registrant against:

(1)  all civil liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him as such director or officer acting in the reasonable belief that he has been so appointed or elected notwithstanding any defect in such appointment or election, provided always that such indemnity shall not extend to any matter which would render it void pursuant to any Marshall Islands statute from time to time in force concerning companies insofar as the same applies to the Registrant; and

(2)  all liabilities incurred by him as such director or officer in defending any proceedings, whether civil or criminal, in which judgment is given in his favor, or in which he is acquitted, or in connection with any application under the Business Corporations Act of the Republic of the Marshall Islands (the “BCA”) in which relief from liability is granted to him by the court.

Section 60 of the BCA provides as follows:

Indemnification of directors and officers.

(1)  Actions not by or in right of the corporation.  A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the bests interests of the corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his conduct was unlawful.

(2)  Actions by or in right of the corporation.  A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that,

Crude Carriers Corp.

despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(3)  When director or officer successful.  To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(4)  Payment of expenses in advance.  Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

(5)  Continuation of indemnification.  The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(6)  Insurance.  A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 7.	Recent Sales of Unregistered Securities

On November 4, 2009, we issued 100 shares of our Capital Stock, par value $1.00 per share, to Crude Carriers Investments Corp. in consideration of a capital contribution of $100.00. That issuance was exempt from registration under Section 4(2) of the Securities Act.

There have been no other sales of unregistered securities within the past three years.

Crude Carriers Corp.

Item 8.	Exhibits and Financial Statement Schedules

(a) Exhibits.

Exhibit
Number	Description

1.1	Form of Underwriting Agreement*
3.1	Amended and Restated Articles of Incorporation of Crude Carriers Corp.*
3.2	Amended and Restated Bylaws of Crude Carriers Corp.*
4.1	Form of Registration Rights Agreement between Crude Carriers Corp. and Crude Carriers Investments Corp.*
4.2	Form of Subscription Agreement for Class B Stock between Crude Carriers Corp. and Crude Carriers Investments Corp.*
4.3	Specimen stock certificate representing the Registrant’s common stock*
5.1	Opinion of Watson, Farley & Williams (New York) LLP, Marshall Islands counsel to Crude Carriers, as to the legality of securities being registered*
8.1	Opinion of Watson, Farley & Williams (New York) LLP, Marshall Islands counsel to Crude Carriers, as to certain tax matters*
8.2	Opinion of Sullivan & Cromwell LLP, special United States counsel to Crude Carriers, as to certain United States federal income tax matters*
10.1	Form of Management Agreement between Crude Carriers Corp. and Capital Ship Management Corp.*
10.2	Form of Business Opportunities Agreement between Crude Carriers Corp. and Capital Maritime & Trading Corp.*
10.3	Form of Share Purchase Agreement between Crude Carriers Corp. and Capital Maritime & Trading Corp. for Cooper Consultants Co.*
10.4	Form of Share Purchase Agreement between Crude Carriers Corp. and Capital Maritime & Trading Corp. for Alexander the Great Carriers Corp.*
10.5	Form of Share Purchase Agreement between Crude Carriers Corp. and Capital Maritime & Trading Corp. for Achilleas Carriers Corp.*
10.6	Crude Carriers 2010 Equity Incentive Plan*
23.1	Consent of Independent Registered Public Accounting Firm*
23.2	Consent of Clarkson Research Services Limited*
23.3	Consent of Evangelos M. Marinakis*
23.4	Consent of Gregory J. Timagenis*
23.5	Consent of Pierre de Demandolx Dedons*
23.6	Consent of Gerasimos G. Kalogiratos*
23.7	Consent of Andreas C. Konialidis*
23.8	Consent of Socrates Kominakis*
23.9	Consent of Richard Sages*
24.1	Powers of Attorney*

* Previously filed.

Crude Carriers Corp.

Item 9.	Undertakings.

Reg.  S-K, Item 512(f) Undertaking: The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Reg.  S-K, Item 512(h) Undertaking: Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Reg.  S-K, Item 512(i) Undertaking: The undersigned registrant hereby undertakes that:

1.  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

2.  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Crude Carriers Corp.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form F-1 and has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York on March 11, 2010.

CRUDE CARRIERS CORP.

By:	/s/ Gerasimos G. Kalogiratos
Name: Gerasimos G. Kalogiratos
Title: Chief Financial Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to the Registration Statement has been signed by the following persons on March 11, 2010 in the capacities indicated.

Signature		Title

/s/ Evangelos M. Marinakis Evangelos M. Marinakis		Chairman of the Board of Directors, Chief Executive Officer and Director

/s/ Ioannis E. Lazaridis Ioannis E. Lazaridis		President

/s/ Gerasimos G. Kalogiratos Gerasimos G. Kalogiratos		Chief Financial Officer and Director (principal accounting officer and principal financial officer)

/s/ Andreas C. Konialidis Andreas C. Konialidis		Chartering Manager and Director

/s/ * Gregory J. Timagenis		Director

/s/ * Richard Sages		Director

/s/ * Pierre de Demandolx Dedons		Director

/s/ * Socrates Kominakis		Director

By:	/s/ Gerasimos G. Kalogiratos Gerasimos G. Kalogiratos, Attorney-in-fact

Crude Carriers Corp.

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant’s duly authorized representative in the United States has signed this Amendment No. 4 to the Registration Statement in Newark, Delaware, on March 11, 2010.

PUGLISI & ASSOCIATES

By:	/s/ Gregory F. Lavelle
Name: Gregory F. Lavelle
Title: Managing Director

Crude Carriers Corp.

EXHIBIT INDEX

Exhibit
Number	Description

1.1	Form of Underwriting Agreement*
3.1	Amended and Restated Articles of Incorporation of Crude Carriers Corp.*
3.2	Amended and Restated Bylaws of Crude Carriers Corp.*
4.1	Form of Registration Rights Agreement between Crude Carriers Corp. and Crude Carriers Investments Corp.*
4.2	Form of Subscription Agreement for Class B Stock between Crude Carriers Corp. and Crude Carriers Investments Corp.*
4.3	Specimen stock certificate representing the Registrant’s common stock*
5.1	Opinion of Watson, Farley & Williams (New York) LLP, Marshall Islands counsel to Crude Carriers, as to the legality of securities being registered*
8.1	Opinion of Watson, Farley & Williams (New York) LLP, Marshall Islands counsel to Crude Carriers, as to certain tax matters*
8.2	Opinion of Sullivan & Cromwell LLP, special United States counsel to Crude Carriers, as to certain United States federal income tax matters*
10.1	Form of Management Agreement between Crude Carriers Corp. and Capital Ship Management Corp.*
10.2	Form of Business Opportunities Agreement between Crude Carriers Corp. and Capital Maritime & Trading Corp.*
10.3	Form of Share Purchase Agreement between Crude Carriers Corp. and Capital Maritime & Trading Corp. for Cooper Consultants Co.*
10.4	Form of Share Purchase Agreement between Crude Carriers Corp. and Capital Maritime & Trading Corp. for Alexander the Great Carriers Corp.*
10.5	Form of Share Purchase Agreement between Crude Carriers Corp. and Capital Maritime & Trading Corp. for Achilleas Carriers Corp.*
10.6	Crude Carriers 2010 Equity Incentive Plan*
23.1	Consent of Independent Registered Public Accounting Firm*
23.2	Consent of Clarkson Research Services Limited*
23.3	Consent of Evangelos M. Marinakis*
23.4	Consent of Gregory J. Timagenis*
23.5	Consent of Pierre de Demandolx Dedons*
23.6	Consent of Gerasimos G. Kalogiratos*
23.7	Consent of Andreas C. Konialidis*
23.8	Consent of Socrates Kominakis*
23.9	Consent of Richard Sages*
24.1	Powers of Attorney*

* Previously filed.